CERTIFICATE OF AMENDMENT

                       TO THE ARTICLES OF INCORPORATION OF

                               CORE SYSTEMS, INC.


The undersigned certifies that, pursuant to the provisions of the Nevada Revised Statutes, the shareholders of CORE SYSTEMS, INC., a Nevada corporation, adopted the following resolutions to amend its articles of incorporation on April 3, 2000.


1. All of the directors consented in writing to the following resolution dated April 3, 2000:

          "RESOLVED that the secretary of the Corporation is directed to obtain from the shareholder owning at least a majority of the voting power of the outstanding stock of the Corporation their written consent to the amendment of article one of the articles of incorporation to change the name of the Corporation from CORE SYSTEMS, INC. to ANGELAUDIO.COM.INC."

2. A majority of the shareholders holding 51.98% of the Corporation shares outstanding of Core Systems, Inc. consented in writing to the following resolution dated April 3, 2000:

          RESOLVED that the Corporation's articles of incorporation be amended as follows:

          "1.      The name of the Corporation is "ANGELAUDIO.COM, INC."


Dated this 3rd day of April, 2000.

CORE SYSTEMS, INC.



/s/ Ian Stuart
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Ian Stuart, President, Secretary and Director